EXHIBIT 10.1

To:    Eric Nodiff

From:    George L. Fotiades

Date:    March 29, 2019

RE:    RETIREMENT AGREEMENT

Eric, this letter confirms that your voluntary retirement from Cantel Medical Corp. (“Cantel” or the “Company”) will be effective on July 31, 2019 (the “Retirement Date”). Based on our discussions, this letter also confirms both (i) the final pay and benefits you will receive, and (ii) the retirement benefits you are eligible to receive if you sign and return the original of this Retirement Agreement (“Retirement Agreement”) and the General Release attached hereto as Exhibit A (the “General Release”) (the Retirement Agreement and General Release being referred to collectively as the “Agreement”) to the Company (as instructed below) and do not rescind the release of ADEA Claims (as defined below) under Section 11 of the General Release, all within the time frames noted below. All payments and benefits under this Retirement Agreement are subject to you abiding by all other terms of this Agreement. Payments made to you under this Retirement Agreement are subject to applicable withholdings, taxes and deductions, and will, unless otherwise provided for herein, be paid when in cash through the Company’s payroll system in the ordinary course.

1.	Final Pay and Benefits. Regardless of whether you sign and return the General Release, you will receive the final pay and benefits set forth in this Section 1 as follows:

•
Final Pay. Provided that you continue to meet the duties and responsibilities of your position, you will be paid your regular base salary through and including the Retirement Date, as well as any accrued and unused PTO through such date.

•
Reimbursement of Expenses. Provided that you apply for reimbursement in accordance with the Company’s established expense reimbursement procedures (within the period required by such procedures but under no circumstances later than ninety (90) days after the Retirement Date), the Company will reimburse you for expenses to the extent to which you are entitled under such procedures not later than the payment date for the payroll period next following the date on which you apply for reimbursement.

•
Benefits. Your 401(k) and welfare benefits (to the extent you continue to remain eligible under the various plans) will remain in effect through your Retirement Date. You will have the option to continue your existing group health (medical, dental and/or vision) benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 18 months, or for such other period as provided by law, provided that you pay the required premiums for COBRA continuation coverage (subject to Section 2 below). Your COBRA period will begin on August 1, 2019 (the first day of the first month following the month in which the Retirement Date occurs) (your “COBRA Start Month”). You will receive COBRA information from our COBRA administrator within fourteen (14) days following the Retirement Date, which will include information regarding the premiums you would be required to pay. All other benefits, including but not limited to PTO and holiday pay, end on the Retirement Date. Your 401(k) benefits are governed by applicable plan documents.

2.	Retirement Package. In addition to the final pay and benefits addressed in Section 1 above, the Company will provide you with the benefits (including the Consultant Agreement, defined below)

set forth in this Section 2 (the “Retirement Package”) to which you might not otherwise be entitled, provided that you: (i) have reasonably continued to meet the duties and responsibilities of your position through the Retirement Date as agreed to by you and the Company; (ii) sign and return the original of the General Release to Ms. Jean Casner, Senior Vice President - Chief Human Resources Officer, Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, by hand, email to HRIS@cantelmedical.com (with a copy to jcasner@cantelmedical.com), mail or overnight courier no earlier than the Retirement Date and no later than twenty-one (21) days following the Retirement Date; (iii) do not rescind the release of ADEA Claims under the General Release during the Rescission Period (defined in Section 11 of the General Release); and (iv) abide by all other terms of this Agreement.

The lump sum payments set forth below (Retirement Payment and MICP payment) will be made within the time frames set forth below, provided that the Company has received the original signed General Release from you within the required time period and that the Rescission Period (defined in Section 11 of the General Release) has expired without rescission by you, and further provided that you abide by all other terms of this Agreement. All payments made to you under this Retirement Agreement are subject to all applicable withholdings and taxes and will be paid through the Company’s payroll system in the ordinary course.

◦
Retirement Payment: The Company will pay you the sum of $491,438 (the “Retirement Payment”). Such payment will be made in a lump sum at a time agreed by you and the Company that is (i) no sooner than two weeks after the Company’s receipt of the original signed General Release from you within the required time period and the expiration of the Rescission Period without rescission by you, and (ii) no later than January 31, 2020, and is subject to abiding by all other terms of this Agreement.

◦
MICP Payment: You will receive your full (unprorated and unadjusted as a result of performance) MICP payment with respect to the fiscal year ending July 31, 2019 (“FY2019”) at the target percentage (55%) of your base salary in effect on your Retirement Date. Such MICP payment will be made in a lump sum two weeks after the Company’s receipt of the original signed General Release from you within the required time period and the expiration of the Rescission Period without rescission by you.

◦
LTI: All unvested restricted stock awards (“RSAs”) and restricted stock units (“RSUs”) granted to you by Cantel will be accelerated (with any performance-based RSAs and RSUs vesting based on target performance (notwithstanding the terms thereof), with no upward or downward adjustment to the award regardless of the actual performance thresholds achieved), fully vested and no longer subject to forfeiture as of the Retirement Date, or a cash equivalent payment to any such accelerated award will be paid by Cantel; provided that the election to make a cash equivalent payment shall be at Cantel’s sole discretion. Notwithstanding any provision in any applicable RSA agreement or RSU agreement to the contrary, (i) shares in settlement of the vested RSAs, and accrued and unpaid dividends associated therewith, will be delivered or the cash equivalent paid, as applicable, shortly after your Retirement Date (but effective as of the Retirement Date) and (ii) shares in settlement of the vested RSUs, including all dividend equivalents associated therewith, will be delivered or the cash equivalent paid, as applicable, as of the vesting date provided for in the original grant of such RSUs. You acknowledge and agree that you are not entitled to, and are not receiving, any additional equity awards or cash equivalents on or after the date of this Retirement Agreement, other than as set forth in this Section and Section 7 of this Retirement Agreement.

◦
Full Payment of COBRA Premiums: Beginning with the COBRA Start Month, the Company will pay the employer and employee portion of the premiums for COBRA continuation coverage for you and/or one or more qualified beneficiaries (to the extent you elect such COBRA coverage) until the earliest of (i) nineteen (19) months, (ii) you become eligible for coverage under another group health plan offered by your employer or your spouse’s employer or (iii) you are no longer eligible for COBRA coverage (as applicable, the “COBRA Payment Period”). If you wish to continue COBRA coverage beyond the end of the COBRA Payment Period and such coverage is otherwise available under the applicable plan, you must pay the required COBRA premiums as in effect from time to time and as set forth in the COBRA information you receive from the Company’s COBRA administrator.

Notwithstanding the preceding paragraph, if the Company determines that all or a portion of the payment of the COBRA premiums under this Section would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the COBRA premiums, the Company shall impute the equivalent amount into your income throughout the COBRA Payment Period. Such payment will be subject to applicable withholdings. By your signature below, you acknowledge and agree that the Company may modify or terminate its group health plans at any time and that, notwithstanding the above, you shall have the right to participate in the Company’s group health plans only in accordance with the applicable plan documents. You further agree to promptly provide the Company notice if you become covered or eligible to be covered under a group health plan of your employer or your spouse’s employer.

◦
Consultant Agreement. The Company will provide you with a twelve (12) month Consultant Agreement (substantially in the form of Exhibit B hereto), commencing on the first day following the Retirement Date and ending on July 31, 2020 pursuant to which you will be available to consult on matters such as mergers & acquisitions and anti-corruption training, as well as other legal work as may be agreed from time to time. During the consulting period you will report to Jeff Mann. The consulting fee will be $27,500 per month, subject to the terms of the Consultant Agreement. The Company will have the option to renew the consulting term for an additional year in its discretion (provided that you are willing to continue providing services).

◦
Miscellaneous. Following the Retirement Date, you will be permitted to retain your cell phone provided by the Company; provided, however, that you must first have the Company’s IT department delete from the cell phone any proprietary or confidential information, software and other information and material deemed necessary or appropriate by the Company. The Company will reimburse you up to $1,500 for the purchase of a new laptop computer, and the Company’s IT department will transfer documents/data it deems appropriate, e.g., contact file, personal documents and photographs, to your new personal computer. You acknowledge that the Company may be required to impute the value of the cell phone into your income or treat the reimbursement for the purchase of a new laptop computer as additional taxable compensation.

3.Governing Law; Jurisdiction. This Retirement Agreement will be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws. As to any dispute concerning or arising out of this Retirement Agreement, each of Cantel and you hereby expressly consent to personal jurisdiction in the State of New Jersey, hereby submit to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey, County of Passaic, and further agree not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum or that such venue is improper. To the extent permitted by law, any and all claims asserted in such an action shall be adjudicated by a judge sitting without a jury.

4.
Tax Consequences. Notwithstanding any action the Company takes under Section 2 with respect to any or all income tax, payroll tax or other tax-related withholding with respect to payments under this Retirement Agreement, the ultimate liability for all taxes with respect to such payments is and remains your responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any tax-related items in connection with this Retirement Agreement, and (ii) does not commit to structure the payments to reduce or eliminate your liability for any taxes with respect to the payments.

5.
Section 409A. This Retirement Agreement, and any payment hereunder, is intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) under the short-term deferral exemption to the maximum extent permitted by Section 409A. However, to the extent that this Retirement Agreement or any payment hereunder is subject to Section 409A, this Retirement Agreement will be construed and interpreted in a manner that is consistent with the requirements of Section 409A. For these purposes, each “payment” (as defined by Section 409A) made under this Retirement Agreement shall be considered a “separate payment.” Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Retirement Agreement comply with Section 409A and in no event will the Company, its divisions and affiliates nor their respective directors, officers, employees or advisers be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

If this Retirement Agreement (or any portion thereof) is subject to Section 409A and any amount subject to Section 409A becomes payable as a result of your “separation from service” (as defined under Section 409A) and at such time you are a “specified employee” (as defined under Section 409A), payment of such amount shall be delayed and shall be paid (without interest) on the first day of the seventh calendar month following the date of your “separation from service.”

6.
Severability. If any one or more of the provisions of this Retirement Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Retirement Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the parties.

7.
2014 Severance Agreement; Change in Control. You agree that you are not entitled to severance or any other amounts payable or benefits due under the Amended and Restated Executive Severance Agreement dated as of November 17, 2014 between you and the Company (the “2014 Severance Agreement”) and that agreement shall have no further force and effect as between the parties except with respect to the definitions provided in the following paragraph.

In the event (i) a “Change in Control” of Cantel (as defined in the 2014 Severance Agreement) occurs prior to or within six (6) months after the Retirement Date or (ii) a “Potential Change in Control” of Cantel (as defined in the 2014 Severance Agreement) occurs prior to the Retirement Date and a resulting “Change in Control” (as defined in the 2014 Severance Agreement) occurs within fifteen (15) months following the Retirement Date, then in addition to the other payments under this Agreement, Cantel will pay you a lump sum of (x) $984,238 plus (y) the difference in the cash equivalent value of your TSR-based RSA and RSU grants actually vested on your Retirement Date pursuant to Section 2 of this Retirement Agreement and the reasonably estimated value of such LTI grants had the grants been adjusted upward (but not downward) pursuant to the original terms of the TSR-based RSA and RSU grant documents as of July 31, 2019

(collectively, the two (2) payments being the “CIC Payment”). The CIC Payment will be paid to you within ten (10) calendar days following the date of the Change in Control.

Eric, I would like to personally thank you for your many years of dedication and contributions to Cantel and wish you well in your retirement.

Sincerely,

CANTEL MEDICAL CORP.

By: ___________________________
George L. Fotiades
President and CEO, Cantel Medical Corp.

ACCEPTANCE AND AGREEMENT TO RETIREMENT AGREEMENT

By signing below, I, Eric Nodiff, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Retirement Agreement.

•	I have read this Retirement Agreement carefully.

•	I understand, accept and agree to all of the terms of this Retirement Agreement.

•	At the time of signing this Retirement Agreement, I have no knowledge of any Claims (as defined in the General Release).

•
I have not, in signing this Retirement Agreement, relied upon any representations or statements, written or oral, or explanations made by the Company except for those specifically set forth in this Retirement Agreement.

•	I intend this Retirement Agreement to be legally binding.

•	I have kept a full copy of this Retirement Agreement for my records.

____________________________________        ______________________________________
Date                            Eric Nodiff

Exhibit A

GENERAL RELEASE

To:    Eric Nodiff

From:    George L. Fotiades

Date:    [INSERT]

RE:    GENERAL RELEASE

Eric, reference is made to the Retirement Agreement by and between you and Cantel Medical Corp. (“Cantel” or the “Company”) dated March __, 2019 (“Retirement Agreement”). For purposes of this General Release, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Retirement Agreement.

In accordance with the terms of the Retirement Agreement, you are eligible to receive the Retirement Package set forth in the Retirement Agreement if you sign and return the original of this General Release to the Company (as instructed below) and do not rescind the release of ADEA Claims (as defined below) under Section 11 of this General Release, all within the time frames noted below.

1.
General Release of Claims. By signing this General Release, you agree that the Retirement Package, and other benefits set forth in the Retirement Agreement, constitute adequate consideration for your release and waiver of claims as set forth below.  For valuable consideration you receive from the Company pursuant to the Retirement Agreement, you, on behalf of yourself and your heirs, executors, administrators, trustees, representatives, successors and assigns (collectively, the “Releasors”) hereby release, waive and forever discharge all claims, demands, causes of actions, administrative claims, obligations, liabilities, claims for punitive or liquidated damages or penalties, any other damages, any claims for costs, disbursements or attorney’s fees, any individual or class action claims, and any other claims or demands of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent that you or any of the other Releasors have or may have against the Company, any parent, subsidiary, division, affiliated or related entities, its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, insurers, representatives and consultants, and the current and former trustees and administrators of any pension or other benefit plan applicable to the employees or former employees of any of them, and the successors, predecessors and assigns of each (collectively “Releasees”), arising out of, or in any manner based upon, or related to, any act, occurrence, transaction, omission or communication that transpired or occurred at any time on or before the date of your signing of this General Release.

Without limitation to the foregoing, you specifically release, waive and forever discharge the Releasees from and against: any and all claims arising out of or relating to your employment by the Company (and/or by any of the other Releasees), the terms and condition of such employment and/or the termination of such employment; any and all claims that arise under the U.S. Constitution, the New Jersey Constitution, the New Jersey Law Against Discrimination, N.J. Rev. Stat. § 10:5-1 et seq., the New Jersey Family Leave Act, N.J. Stat. § 34:11B-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J. Stat. § 34:19-1 et seq., any claims under any other New Jersey or other state or local anti-discrimination, employment or human rights laws or regulations, or any other New Jersey or other state or local law, ordinance or regulation, any claims under any other state or local law, ordinance or regulation, any claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Equal Pay Act, the federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., and any amendments to any of the above; any and all claims arising under any other local, state or federal constitution, statute, ordinance, regulation or order, or that involve claims for discrimination or harassment based on age, race, religion, creed, color, national origin, ancestry, affectional or sexual orientation, sexual preference, gender identity or expression, military or veterans status, sex, disability, marital status, pregnancy, genetic information, or any other legally protected category or characteristic; any and all claims for wages, salary, commissions, expense reimbursement, or other compensation; any and all claims for retaliation, reprisal, wrongful discharge, breach of contract (express or implied); any and all whistleblower claims under any federal, state or local law or regulation or under common law; and/or any other tort, contract or other statutory or common law cause of action, including, without limitation, any claims for attorneys’ fees, costs or disbursements.

2.
Release of Unknown Claims. You understand that this release extends to all of the aforementioned claims and potential claims, whether now known or unknown, suspected or unsuspected (collectively, “Claims”).

3.
Excluded Claims. You are not, by signing this General Release, releasing or waiving (i) any vested interest you may have in any stock grants, stock options or other forms of equity awards, 401(k) or other retirement plan by virtue of your employment with the Company, subject to the terms and conditions of the applicable plans, any grant or award agreement and applicable law, (ii) any rights or claims that may arise after this General Release is signed by you, (iii) the right to institute legal action for the purpose of enforcing the provisions of this General Release or the Retirement Agreement, (iv) any right you may have to apply for any state unemployment insurance benefits, (v) any workers compensation benefits to which you may be entitled under applicable law, (vi) any rights to indemnification under any agreement with the Company, any certificate of incorporation or by laws (or comparable organizational document) of the Company or any applicable insurance policy of the Company with respect to acts or omissions by you occurring or alleged to have occurred during the course of your employment by the Company (and/or by any of the other Releasee entities), subject to the applicable definitions, terms and conditions of any such agreement, certificate of incorporation, by laws (or comparable organizational document), insurance policy and applicable law, or (vii) any rights for continuation coverage under COBRA. Additionally, nothing in this General Release waives or otherwise limits your right to: file a charge or complaint with the U.S. Equal Employment Opportunity Commission (“EEOC”) (and/or with any other government agency); testify, assist or participate in any investigation, hearing or proceeding conducted by the EEOC (and/or by any other government agency); or challenge under the Older Workers Benefit Protection Act (“OWBPA”) (29 U.S.C. § 626) the knowing and voluntary nature of your release of any claims that you may have under the ADEA. However, neither the immediately preceding sentence nor any other provision in this General Release constitute a waiver of any kind by any of the Releasees of their right to assert the Release set forth in this General Release as a defense to any charge or complaint filed with the EEOC, any other government agency, any court, and/or any other tribunal. Additionally, you hereby waive any right to, and agree that you will not accept, any monetary award or recovery resulting from a filing of a charge or complaint by or with the EEOC, any other government agency, any court, and/

or any other tribunal against the Company (and/or against any of the other Releasees) asserting or alleging any claim, demand or cause of action that has been released or waived in this General Release. In addition, for the avoidance of doubt, nothing in this General Release shall be interpreted to limit your right to receive an award to which you may be entitled for information provided to the U.S. Securities and Exchange Commission (“SEC”), the U.S. Commodity Futures Trading Commission (“CFTC”), or equivalent state securities enforcement agencies.

4.
Cooperation on Transition of Business. You agree that you will provide to the Company on or before your Retirement Date, and at any time upon the Company’s reasonable request following the Retirement Date, a list and status of current work projects and other information requested by the Company to ensure an orderly transition of such projects. You agree to also provide a list of any current action items with key customers and/or vendors or external communication follow up with customers or vendors that need to occur to ensure continuation of business. You also agree to assist and cooperate with the Company in the transition of work responsibilities.

5.
Return of Property. You acknowledge by your signature to this General Release that as of the date you sign this General Release you have returned to the Company all property of the Company or any related entity, including laptops, tablets, external storage devices, any other electronic devices and equipment, or any other property issued to you during the course of employment and all documents, files, correspondence, emails and other electronic communications, reports, materials, legal documents, contracts, marketing materials, and other items, whether in hard copy, on DVD, disc, flash drive or other storage mechanism, or on any electronic device, or otherwise, including all copies, which belong to the Company or any related entity or are related to the business of, or the services you performed for, the Company or any related entity, for any customer, including but not limited to any property, documents, files, correspondence, emails and other electronic communications, reports, materials, legal documents, contracts, marketing materials, and other items containing trade secret, proprietary or confidential information and materials.

6.
Non-Disparagement. You agree that you will not make any material disparaging or negative remarks, whether oral or in writing, regarding the Company, or their respective officers, directors, employees or affiliates, or their respective operations, products and/or services except for remarks to employees or directors of the Company in connection with the performance of services under the Consultant Agreement. Neither this Section nor any other provision of this General Release affects or restricts your obligation to provide good faith truthful information in connection with an application for state unemployment compensation benefits, or to provide any other good faith truthful information required in response to a government inquiry, in response to a valid subpoena or court order, in an action to enforce the terms of this General Release or as otherwise specifically required by law. In addition, neither this Section nor any other provision of this General Release affects or restricts your obligation to provide good faith truthful information in connection with the filing of a claim or charge with, or an investigation, hearing or proceeding conducted by, a governmental agency, including the SEC, the CFTC, the EEOC or similar state agencies. You acknowledge and agree however (as indicated above in Section 1 of this General Release) that you will not be entitled to recover any award of money, compensation, costs, attorney’s fees or damages whatsoever from the Company or any of the other Releasees in connection with any charge of discrimination or other claim that has been released and/or waived under Section 1 of this General Release or if you have such a charge or claim filed on your behalf, and you agree that the Retirement Package, and other benefits set forth in the Retirement Agreement, that you receive or for which you are eligible under the Retirement Agreement fully and completely compensate you for any and all claims you may have against the Company or any of the related entities and individuals released in Section 1 of this General Release. You may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Nothing in this General Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.
Return of Retirement Package. You will not receive the Retirement Package, and other benefits set forth in the Retirement Agreement, and you will be required to return any such payments or benefits made to you or on your behalf if you (i) do not sign this General Release and return the original of this General Release within the time period specified in this General Release, (ii) rescind the release of ADEA Claims under this General Release after signing the General Release, (iii) violate any of the terms and conditions set forth in this General Release or (iv) intentionally and materially breach any provision of the Confidentiality and Non-Competition Agreement between you and the Company dated as of January 1, 2010 (the “Confidentiality Agreement”) and fail to cure such breach (if curable) within thirty (30) days. The remedies provided for in this Section 7 are in addition to any other remedies that may be available to the Company under law or equity.

8.
Binding Effect. This General Release is final and binding upon and inures to the benefit of the parties and their respective successors and legal representatives and permitted assigns, and together with the applicable provisions of the Confidentiality Agreement (defined above) constitutes the complete and exclusive statement of the terms and conditions of your retirement. You acknowledge that you have not relied on any representations or statements, whether oral or written, other than the express statements of the Retirement Agreement and this General Release (and the applicable provisions of the Confidentiality Agreement), in signing this General Release. With the exception of the Confidentiality Agreement and the Retirement Agreement, this General Release supersedes and merges all prior negotiations, agreements and understandings between the Company and you, if any. No modification, release, discharge or waiver of any provision of this General Release shall be of any force or effect unless made in writing and signed by the Company and you, and specifically identified as an amendment, modification, release or discharge of this General Release. If any term, clause or provision of this General Release is determined for any reason by a court of competent jurisdiction to be invalid, unenforceable or void, the determination shall not impair or invalidate any of the other provisions of this General Release, all of which shall be performed in accordance with their respective terms. However, if any of the waivers and releases set forth in Section 1 of this General Release are held to be invalid, void and/or unenforceable by a court or arbitrator then: the remaining waivers and releases shall remain fully valid and enforceable and, upon request by the Company, you shall immediately duly execute and deliver to the Company a release and waiver that is legal and enforceable to the fullest extent of the law.

9.
Signing Period. By your signature to this General Release, you acknowledge and agree that you have been given a period of at least twenty-one (21) calendar days to consider this General Release prior to signing it and that you have not signed it until the twenty-first day after receiving it or, if you have signed it prior to the expiration of the twenty-one (21) day period, you are acknowledging that you have done so knowingly and voluntarily and on the advice of your own attorney at your expense and that the Company has in no way requested, asked or required that you sign this General Release prior to the expiration of the twenty-one (21) day period. By your signature you also acknowledge and agree that the Company has advised you to consult with an attorney of your choice at your expense prior to signing this General Release and you have done so, or chosen not to do so, of your own accord. You further agree that any modifications made to this General Release, material or otherwise, do not restart or affect in any manner the consideration period of at least twenty-one (21) calendar days.

10.
Confidentiality Agreement. By signing this General Release, you acknowledge and agree that the post-termination obligations and provisions of the Confidentiality Agreement will continue in full force and effect according to the applicable terms of the Confidentiality Agreement following your termination. By signing this General Release, you represent that you have complied with all obligations, terms and provisions of the Confidentiality Agreement and will continue to comply with the obligations that survive termination of your employment.

11.
Right to Rescind Release of ADEA Claims. You are hereby notified of your right to rescind the release of claims in regard to claims arising under the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA Claims”) within seven (7) calendar days after signing this General Release (the “Rescission Period”). In order to be effective, the rescission must be in writing and delivered to Ms. Casner, Senior Vice President - Chief Human Resources Office, Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, by hand, email to HRIS@cantelmedical.com (with a copy to jcasner@cantelmedical.com and pclifford@cantelmedical.com) or mail. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Ms. Casner, as set forth above, and sent by certified mail, return receipt requested. It is further understood that, if you rescind the release of ADEA Claims in accordance with this Section, or if you decide not to sign this General Release, the Company shall have no obligation to provide the Retirement Package or any other benefits provided under the Retirement Agreement, and you shall be required to return or repay any such payments or benefits already provided to you or made on your behalf.

12.
Governing Law; Jurisdiction. This General Release will be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws. As to any dispute concerning or arising out of this General Release, each of Cantel and you hereby expressly consent to personal jurisdiction in the State of New Jersey, hereby submit to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey, County of Passaic, and further agree not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum or that such venue is improper. To the extent permitted by law, any and all claims asserted in such an action shall be adjudicated by a judge sitting without a jury.

13.
Severability. If any one or more of the provisions of this General Release is held invalid, illegal or unenforceable, the remaining provisions of this General Release shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the parties.

Eric, your signature below indicates that you have carefully read, understand and agree to all terms and provisions of this General Release in its entirety. Your signature further indicates that you have had a sufficient and reasonable amount of time prior to signing this General Release to ask questions regarding this General Release, that you have been advised to seek legal advice and that you have signed this General Release as a free and voluntary act.

If you wish to receive the Retirement Package, and other benefits set forth in the Retirement Agreement, you must sign and return the original of this General Release to Jean Casner in Human Resources by hand, mail or overnight courier (as set forth in Section 2 of the Retirement Agreement) no earlier than the Retirement Date and no later than the close of business on the twenty-first day following the Retirement Date. You must also abide by all other terms of this General Release.

ACCEPTANCE AND AGREEMENT TO GENERAL RELEASE

By signing below, I, Eric Nodiff, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this General Release.

•	I have read this General Release carefully.

•	I understand, accept and agree to all of the terms of this General Release.

•	I am knowingly and voluntarily releasing my claims as set forth in this General Release.

•
I have not, in signing this General Release, relied upon any representations or statements, written or oral, or explanations made by the Company except for those specifically set forth in this General Release.

•	I intend this General Release to be legally binding.

•	I have kept a full copy of this General Release for my records.

I am signing this General Release no earlier than the Retirement Date as defined above and no later than the close of business on the twenty-first day thereafter.

________________________________            __________________________________
Date                            Eric Nodiff

Exhibit B
CONSULTANT AGREEMENT

This CONSULTANT AGREEMENT (this “Agreement”) is effective as of August 1, 2019 (the “Effective Date”) by and between Cantel Medical Corp. (the “Company”) and Eric Nodiff, Single member LLC or similar disregarded entity may be inserted. an independent consultant (“Consultant”). The Company and Consultant are collectively referred to as the “Parties” and individually as a “Party” in this Agreement.
WHEREAS, the Company desires to engage Consultant to perform certain consulting services for the Company, and Consultant desires to accept such engagement, pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
SERVICES AND FEES
1.1    Services. Consultant will provide consulting services for the Company related to legal support for mergers and acquisitions and, to the extent mutually agreed, other matters of the nature historically performed by Consultant (the “Services”) on the terms and conditions set forth herein. Consultant will take direction from Jeff Mann, SVP and General Counsel of the Company, and his designees. Consultant will have the right to determine how he will provide the services. The Company acknowledges that the Services will generally be provided on a part time basis as determined by Jeff Mann and in consultation with Consultant; provided, however, that the specific time required for Services will vary based on the specific matter(s) Consultant is working on. Consultant will provide the Services independently and without use of Company personnel or other resources, except to the extent approved in advance by the Company (e.g., pertinent files, electronic documents, etc.).
1.2    Compensation. In consideration for the Services rendered by Consultant hereunder, the Company agrees to pay Consultant a fixed consulting fee of $27,500 per month during the term of this Agreement. It is anticipated by the Parties that Consultant will provide between 500 and 700 hours of Services over the term of this Agreement. In the event that Consultant provides less than 500 hours of Services during the term of this Agreement, there will be no adjustment to the monthly payment. In the event that Consultant provides more than 700 hours of Services during the term, Consultant will provide documentation for such hours and invoice the Company for each such hour of Service in excess of 700 hours at the rate of $500 per hour or such other rate that is mutually agreed in writing by the parties. Consultant shall be responsible for documenting hours and work performed and shall keep the Company reasonably apprised (by email to Jeff Mann or his designee) on a monthly basis as to the hours of Services accrued to-date under the Agreement. The number of hours performed will be deemed final and approved unless the Company gives Consultant a written notice disputing such number of hours together (with a reasonably detailed explanation of the basis for such dispute) within ten (10) days following Consultant’s submission of his monthly report. Payment will be made within ten (10) days following receipt of an invoice from Consultant, or monthly, as the parties may agree. In addition, the Company will pay all of Consultant’s reasonable travel, food and related expenses (consistent with the Company’s travel policies for senior executives) incurred in connection with the Services that are approved in advance by the Company.

1.3    Consultant will provide a written Statement of Work to be approved by Jeff Mann prior to any work commencing, setting forth the scope of Services and a good faith estimate of the number of hours and travel expenses expected to be incurred by Consultant for such work.
ARTICLE 2
INDEPENDENT CONSULTANT RELATIONSHIP
2.1    Independent Contractor Status. To the fullest extent permitted by law, Consultant will be an independent contractor to the Company. Consultant will not be deemed an agent, employee or servant of the Company. Neither the Company nor Consultant will have any right to act on behalf of or bind the other Party for any purpose. Consultant is authorized only to provide the Services in accordance with the terms of this Agreement. Consultant does not have the right to enter into any contract or agreement (whether written or oral) on behalf of the Company. Consultant is not authorized to make any commitments or create any obligation on the Company’s behalf. The Company acknowledges and agrees that the Services will involve business consulting and advice, and not involve legal services or the practice of law. The Company agrees to utilize legal counsel in connection with any Services to the extent necessary.
2.2    No Employee Benefits. In connection with the Services and this Agreement, Consultant: (a) acknowledges and agrees that Consultant will not receive or be eligible to receive from the Company or any of its affiliates or subsidiaries any benefits provided to employees of the Company or any of its affiliates or subsidiaries; (b) hereby declines all offers of employee benefits from the Company or its affiliates or subsidiaries; and (c) to the extent permitted by law, waives any and all rights and claims to such employee benefits. The foregoing will not nullify or otherwise affect any obligation the Company has to Consultant under the Retirement Agreement dated January [INSERT], 2019 between the parties (the “Retirement Agreement”) and the General Release provided in accordance with the Retirement Agreement.
2.3    Tax Treatment. Consultant will be solely responsible to pay any and all state, local and/or federal income, Social Security and unemployment taxes payable with respect to all compensation payable to Consultant under this Agreement. The Company will not withhold any taxes or issue W-2 forms for Consultant, but will provide Consultant with a Form 1099 if and as required by law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1    Consultant’s Representations, Warranties and Agreements.
3.1.1    Consultant represents and warrants to the Company that: (a) all Services provided hereunder will be performed to the best of his ability with the standards of care, skill and diligence used by persons who are skilled, trained and experienced with respect to the Services to be provided hereunder; (b) neither the execution of this Agreement nor the performance of his obligations hereunder will violate any other agreement pursuant to which Consultant may be a party; and (c) Consultant has the right and authority to execute, deliver and perform this Agreement, and that he is not, and during the term of this Agreement will not be, a party to any agreement, contract or undertaking which would restrict or prohibit him in any way from undertaking or performing or discharging any of his duties and responsibilities under this Agreement.

3.1.2    Consultant represents that he has no conflicts of interest in the performance of Services hereunder and that if any such conflicts arise during the term of this Agreement, he will promptly disclose them to the Company.
3.1.3    The compensation paid hereunder has been established through good faith and arms-length bargaining and represents the fair market value of the Services rendered.
ARTICLE 4
COMPLIANCE WITH LAWS
4.1    Compliance with Laws. In connection with the performance of Services pursuant to this Agreement, Consultant will comply with the provisions of all applicable state, local and federal laws, regulations, ordinances, requirements and codes. Consultant further agrees to comply with the Company’s policy of maintaining a business environment free of all forms of discrimination including sexual harassment.
ARTICLE 5
NON-DISCLOSURE; NON-USE; AND NON-COMPETE
5.1    Confidential Information. The term “Confidential Information” means all information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Consultant in connection with the performance of the Services hereunder, and that relates to the business, products, research or development of the Company or its affiliates, suppliers, clients or customers. Confidential Information will not include any information that Consultant can demonstrate: (a) is publicly known through no wrongful act or breach of any obligation of confidentiality; (b) was received by Consultant from a third party not in breach of any obligation of confidentiality; or (c) was independently developed by Consultant without any use of any Confidential Information. Within five (5) business days of the termination of this Agreement, Consultant will return to the Company all Confidential Information and all other properties of the Company.
5.2    Agreement to Maintain Confidentiality. Consultant acknowledges and agrees that he will have access to and contribute to Confidential Information and that he intends to protect the legitimate business interests of the Company. Consultant agrees that, during the term of this Agreement and at all times thereafter, he will not use for his benefit or the benefit of any other person, and will not disclose to any other person or entity, any Confidential Information, except to the extent such use or disclosure is required in the performance of the Services, pursuant to Section 5.3 of this Agreement, or is made with the Company’s prior written consent. Consultant will use his best efforts and utmost diligence to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. However, Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
5.3    Required Disclosures. In the event that Consultant is required by law or court order to disclose any Confidential Information, Consultant will: (a) promptly notify the Company in writing and in no event no later than five (5) business days prior to any such disclosure; (b) cooperate with the Company to preserve the confidentiality of such Confidential Information consistent with applicable law; and (c) use Consultant’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.
5.4    Covenant Not To Compete. During the term of this Agreement, Consultant will be free to pursue other consulting engagements, provided that Consultant will not, directly or indirectly, either alone or in association with others: (a) develop, design, market, sell or render products which are competitive with Company products in the U.S. or Canada, or render services to anyone that develops, designs, markets, sells or renders products which are competitive with Company products in the U.S. or Canada; or (b) solicit any of the employees or consultants of the Company to leave the employ of the Company. Consultant agrees that the foregoing limitations are reasonable and do not preclude Consultant from pursuing his livelihood. However, if any such limitation is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic area, as the case may be, as to which it may be enforceable.

ARTICLE 6
TERM
6.1    In General. This Agreement will be effective for the one (1) year period ending July 31, 2020.
6.2    Early Termination Provisions. Notwithstanding Section 6.1, this Agreement may be terminated (i) by Consultant at any time by providing at least thirty (30) days’ notice to the Company, and (ii) by the Company by providing at least one-hundred eighty (180) days’ notice to Consultant at any time by the Company following a Change in Control (as defined in the Amended and Restated Executive Severance Agreement dated as of November 17, 2014), in each case for any reason or no reason. In the event this Agreement is terminated by either party, all accrued but unpaid amounts through the last day of the month that the termination occurs shall be payable to Consultant as provided in Section 1 of this Agreement, and, following such termination, the Company shall maintain the right to enforce all applicable terms of this Agreement including Sections 2, 3, 4, and 5 herein.
ARTICLE 7
MISCELLANEOUS
7.1    No Present or Future Agreements or Employment Promises. Consultant acknowledges that the Company makes no promise regarding the renewal or extension of this Agreement or future agreements, or any promise of present or future use of Consultant.
7.2    Assignments; Waiver. This Agreement may not be assigned by Consultant, in whole or in part, without the prior written consent of the Company.
7.3    Governing Law. This Agreement will be governed by and construed in accordance with, the laws of the State of New Jersey, without giving effect to any principles of conflicts of law.
7.4    Severability; Survival. If any provision of this Agreement is held or declared to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
7.5    Entire Agreement; Amendments; Counterparts. This Agreement, which is entered into in connection with the Retirement Agreement, contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any previous understandings or agreements, whether written or oral, in respect of such subject matter. The language used in this Agreement will be deemed to express the mutual intent of the Parties, and no provision of this Agreement will be presumptively construed against any Party. This Agreement may only be amended by a written instrument executed by the Parties hereto. This Agreement may be signed in one or more counterparts, each of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
CANTEL MEDICAL CORP.

By:_________________________________
Name: George L. Fotiades
Title: President and CEO

CONSULTANT

__________________________________
[Eric Nodiff or contracting entity]